COMPONENT LICENSE AGREEMENT
between
Dynamic Digital Depth USA, Inc.
and
Apple Computer, Inc.

This License Agreement (“Agreement”) is entered into and effective as of October 6, 2000 (the “Effective Date”), by and between Apple Computer, Inc., a California corporation having its principal place of business at One Infinite Loop, Cupertino, California 95014 (“Apple”), and Dynamic Digital Depth USA, Inc., a Delaware corporation having its principal place of business at 2120 Colorado Avenue, Suite 100, Santa Monica, CA, 90404 (“DDD”).

RECITALS

Apple and DDD desire for DDD to license to Apple its QuickTime component for distribution on the terms and conditions outlined below.

AGREEMENT

1.        DEFINITIONS

1.1	“Derivative Work” means any translation (including any translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which a copyrightable work may be recast, transformed or adapted specifically for use with the QuickTime software platform.

1.2	“DDD Software” means DDD’s component for QuickTime software as described in Exhibit A, in object code form, and any improvements, enhancements, and Derivative Works by DDD delivered to Apple under this Agreement.

1.3	“QuickTime Software” means any version of Apple’s software marketed under the name of “QuickTime” and any successor to such software.

2.        GRANT OF RIGHTS

2.1	DDD Software License. In consideration for the provisions of this Agreement, DDD hereby grants to Apple and its subsidiaries a paid up, royalty-free, worldwide, nonexclusive license to use, reproduce and distribute the DDD Software provided to Apple pursuant to this Agreement in object code form only. Apple agrees to include DDD’s electronic end-user license agreement for the DDD Software when distributed, if such agreement is provided by DDD. DDD acknowledges that Apple will not be responsible for any breach of any end user license or any other actions of end-users of the DDD Software. DDD further acknowledges that Apple will have no obligation to distribute the DDD Software.

2.2	Trademark License. DDD hereby grants to Apple a nonexclusive, nontransferable, worldwide license to use DDD trademarks set forth in Exhibit B and other trademarks owned by DDD and associated with the DDD Software (collectively, the “Marks”), on or in connection with the packaging, advertisement or promotion of any Apple software in connection with which the DDD Software is distributed, pursuant to this Agreement.

2.3	Ownership. Except as otherwise expressly provided for in this Agreement, Apple acknowledges that DDD retains all right, title, and interest in and to the DDD Software and all intellectual property rights therein, including, without limitation, copyrights, patents and trade secrets. DDD acknowledges that Apple retains all right, title, and interest in and to the QuickTime Software, and all intellectual property rights therein, including, without limitation, copyrights, patents and trade secrets.

3.        MAINTENANCE, MODIFICATIONS, UPGRADES AND IMPROVEMENTS

3.1	Maintenance. DDD will provide Apple with maintenance and support during the Term of the Agreement, at no charge to Apple. As part of such maintenance and support services, DDD will use its best efforts to answer by e-mail or telephone any questions that Apple may have regarding the DDD Software, correct promptly any errors or bugs in the DDD Software, or any defects in the documentation, and supply the changes in object code form to Apple in a timely fashion. Apple will use reasonable endeavors to answer by e-mail or telephone any questions that DDD may have regarding QuickTime in order for DDD to perform its obligations set out in this Section 3.1. DDD agrees to notify Apple immediately if it finds an error or virus in the DDD Software. All additions or changes to the DDD Software delivered to Apple under this Section 3 will be deemed DDD Software. In no event will any non-performance by Apple result in a breach of this Agreement.

3.2	End User Support. Apple will not be responsible for providing any support in connection with its distribution of the DDD Software. All end user support requests received by Apple will be referred to DDD. DDD will provide to end users the same level of support normally provided to customers who obtain software from DDD through its standard distribution channels.

3.3	DDD Software Revisions. During the Term, DDD may provide to Apple modifications, upgrades and improvements to the DDD Software for distribution. DDD agrees that at all times during the Term, that where technically feasible, the DDD Software will contain the same features and functionality as any other version of the DDD plug-in for any other platform.

4.        WEB SITE LINKING

DDD agrees that it will provide a link on the DDD web site that will link users to the QuickTime download page on Apple’s web site. The artwork for such link will be provided by Apple and may be updated from time to time by Apple.

5.        WARRANTIES, INDEMNIFICATION AND LIMITATION OF LIABILITY

5.1	Warranties. DDD warrants that: (i) the DDD Software will not infringe any patent rights, copyrights, trade secret rights or other proprietary rights of others; (ii) DDD is the sole and exclusive owner of the DDD Software and the rights granted to Apple in this Agreement; (iii) DDD has not previously granted and will not grant any rights in the DDD Software or any Derivative Works to any third party that are inconsistent with the rights granted to Apple herein; (iv) DDD has full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to Apple; and (v) the DDD software is free and clear of any and all viruses and/or system disabling bugs.

5.2	Indemnity. DDD will, at its expense and at Apple’s request, defend any claim or action brought against Apple, and Apple’s subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it arises out of the breach of any of the foregoing warranties or is based on a claim that the DDD Software infringes or violates any patent, copyright, trademark, trade secret or other proprietary right of a third party, or causes any harm or loss to any third party, and DDD will indemnify and hold Apple harmless from and against any costs, damages and fees reasonably incurred by Apple, including but not limited to fees of attorneys and other professionals, that are attributable to such claim or action; provided that: (i) Apple gives DDD reasonably prompt notice in writing of any such claim or action and permits DDD, through counsel of its choice, to answer the charge of infringement and defend such claim or action; (ii) Apple provides DDD information, assistance and authority, at DDD’s expense, to enable DDD to defend such claim or action; and (iii) DDD will not be responsible for any settlement made by Apple without DDD’s written permission. DDD may not settle any claim or action on Apple’s behalf without Apple’s written permission and in the event Apple and DDD agree to settle a claim or action, DDD agrees not to disclose the settlement nor to permit the party claiming infringement to disclose the settlement without first obtaining Apple’s written permission.

5.1	Limitation of Liability.

(a)	EXCEPT AS PROVIDED IN SECTION 5.1 AND 5.2, NEITHER PARTY IS MAKING (OR WILL BE DEEMED TO MAKE) ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

(b)	EXCEPT AS PROVIDED IN SECTION 5.1 AND 5.2, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT (INCLUDING, WITHOUT LIMITATION, THOSE ARISING FROM NEGLIGENCE) EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

6.        TERM

This Agreement will commence on the Effective Date and continue for two (2) years. The Term of this Agreement may be automatically extended for additional -one year periods without notice unless notice by the party not extending is provided within sixty (60) days prior to the termination of the current term.

7.        TERMINATION

7.1	Termination for Cause by Either Party. Either party will have the right to terminate this Agreement immediately upon written notice at any time if:

(a)	The other party is in material breach of any warranty, term, condition or covenant of this Agreement and fails to cure that breach within thirty (30) days after written notice of that breach and of the first party’s intention to terminate;

(b)	The other party: (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iv) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors that is not dismissed with prejudice within thirty (30) days after the institution of such proceeding.

Termination under subsection (a) above will become effective automatically upon expiration of the cure period in the absence of a cure. Termination under subsection (b) will become effective immediately upon written notice of termination at any time after the specified event or the failure of the specified proceeding to be timely dismissed.

7.2	Termination for Convenience by Apple. Apple has the right to terminate this Agreement by providing DDD thirty (30) days written notice.

7.3	Effect of Termination. Upon any termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the provisions of Sections 1, 2.3, 5, 6, 7.3, 8, and 9 will survive termination of this Agreement. Neither party will be liable to the other for damages of any sort solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement will be without prejudice to any other right or remedy of either party.

8.        RIGHT TO DEVELOP INDEPENDENTLY

Nothing in this Agreement will impair Apple’s right to acquire, license, develop for itself, or have others develop for it, similar technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the DDD Software or any Derivative Works thereof.

9.        GENERAL

9.1	Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, an act of God, act of civil or military authority, fire, epidemic, flood, earthquake, riot, war, sabotage, labor shortage or dispute, and governmental action, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed party’s time for performance or cure under this Section 9.1 will be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less.

9.2	Relationship of Parties. DDD is an independent contractor. DDD is not an agent, employee or joint venturer of Apple, and does not have any authority to bind Apple by contract or otherwise to any obligation. DDD will not represent to the contrary, either expressly, implicitly, by appearance or otherwise. DDD will determine, in DDD ‘s sole discretion, the manner and means by which its obligations are accomplished, subject to the express condition that DDD will at all times comply with applicable law.

9.3	Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that, DDD may not assign or delegate its obligations under this Agreement either in whole or in part, without the prior written consent of Apple. Apple may not assign or delegate its obligations under this Agreement in whole or in part, without the prior written consent of DDD. Any attempted assignment in violation of the provisions of this Section will be void.

9.4	Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

9.5	Jurisdiction and Venue. The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, the Superior Court of the State of California for the County of Santa Clara, the Santa Clara Municipal Court, and any mutually agreed to alternative dispute resolution proceeding taking place in Santa Clara County, California, in any litigation arising out of the Agreement.

9.6	Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

9.7	Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given when: (i) delivered personally; (ii) when sent by confirmed facsimile; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a commercial overnight carrier specifying next day delivery, with written verification of receipt. All communications will be sent to the addresses set forth below to or such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 9.7:

Apple:	DDD:
Director, QuickTime Product Marketing Apple Computer, Inc. One Infinite Loop Cupertino, California 95014 With a copy to Apple's Law Dept. at the same address, Mail Stop 3-I	Dynamic Digital Depth USA Inc. Attn: President & CEO 2120 Colorado Avenue, Suite 100 Santa Monica, CA 90404

9.8	No Waiver. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

9.9	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

9.10	Headings and References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.11	Construction. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

9.12	Trademark Usage and Publicity. DDD will not, without Apple’s prior written consent, use any Apple trademarks, service marks, trade names, logos or other commercial designations, in connection with any DDD Software, promotions, advertisements or exhibitions.

9.13	Complete Agreement. This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

9.14	Confidentiality of Terms. Neither party shall have the right to publicize the existence of this Agreement without the prior written consent of the other party. The terms of the Agreement shall remain confidential.

        IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their duly authorized representatives:

Apple Computer, INC.	Dynamic Digital Depth USA, Inc.
BY:/s/ Philip Schiller NAME:___________________________ TITLE:____________________________ DATE:10/6/01	BY:/s/ C.M. Yewdall NAME:C. M. Yewdall TITLE:President & CEO DATE:10/6/01

EXHIBIT A

DDD Software:

The DDD OpticBoom™ plug-in for Apple QuickTime, capable of displaying stereo 3D images from an OpticBoom™ encoded QuickTime Movie or Picture file in the ‘anaglyph’ red/blue 3D glasses format, compatible with the current shipping version of QuickTime on Windows and Mac operating system platforms.

OpticBoom for QuickTime allows video and still image content encoded in QuickTime compliant .JPG and .MOV formats to be displayed in 2D or, at the user's choice, resolves the additional embedded 3D data in the QuickTime file and displays the same images in stereo 3D using red/blue paper glasses in conjunction with the user's Liquid Crystal Display or CRT computer monitor.

Other items:

Sample OpticBoom(TM)encoded movie

OpticBoom(TM)for QuickTime End User License Agreement

EXHIBIT B

DDD TRADEMARKS